Exhibit 99.1

             K-Swiss Reports Record First Quarter Results

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--April 28, 2005--K-Swiss Inc. (NASDAQ/NM:KSWS) today announced results for the first quarter ended March 31, 2005.

    Financial Highlights

    Net earnings and net earnings per diluted share for the first quarter of 2005 increased 18.8% and 26.3%, respectively, to $25,864,000, or $0.72 per diluted share, compared with $21,768,000, or $0.57 per diluted share, in the prior-year period.
    For the first quarter of 2005, total worldwide revenues increased 0.7% to $153,143,000 compared with $152,020,000 in the prior-year period. Domestic revenues decreased 9.2% to $117,592,000 in the first quarter, and international revenues increased 58.4% to $35,551,000.

    Futures Orders

    Worldwide futures orders with start ship dates from April through September increased 11.5% to $217,396,000 at March 31, 2005, compared with $194,954,000 at March 31, 2004. Domestic futures orders increased 4.6% to $169,749,000 at March 31, 2005, from $162,313,000 at March 31,
2004. International futures orders increased 46.0% to $47,647,000 at March 31, 2005, from $32,641,000 the previous year.

    Stock Repurchase Program

    The Company purchased 400,000 shares of Class A Common Stock during the first quarter of 2005 for a total expenditure of approximately $12,504,000 as part of its stock repurchase program. At March 31, 2005, there remains authorization to repurchase approximately 4,590,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 24.8 million shares of Class A Common Stock for a total expenditure of $148.1 million.
    K-Swiss also issued guidance for the second quarter of 2005 and for 2005. The Company expects revenues for the second quarter of 2005 to be approximately $112 to $117 million and earnings per diluted share to be in the range of $0.31 to $0.36. The Company expects full year revenues to be approximately $500 to $515 million and expects to report full year earnings per diluted share of approximately $1.80 to $1.90.
    The Company's estimates for the second quarter of 2005 and full year 2005 reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. They are based upon the following assumptions: gross margins will be between 45% and 46%; SG&A will not rise above $35 million for the quarter and $136 million for the year; cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.07 to $0.08 per share for the year.
    Steven Nichols, Chairman of the Board and President, stated, "The first quarter results were above our expectations on the strength of higher at-once sales and continued growth in our international business. The growing profitability of our European operations and strong sales in Asia, particularly in Japan, were the stars once again in the quarter. Additional highlights for the first quarter included strong sales of our Classics, which have responded well to our focused marketing on new color and stripe treatments, and a major licensing partnership for Royal Elastics with L.A.M.B. footwear.
    "Our outlook for the second quarter is a slight improvement from our original projections of a flat first half of the year while expectations for the back half of the year are now slightly more optimistic due to the improvement in the backlog. Based on the acceleration of our backlog, we are increasing the advertising spend for the fourth quarter by about $6.0 million to increase backlog momentum into 2006. This increase in advertising partially offsets some of the first quarter earnings outperformance, but we believe it is the appropriate investment."

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its first quarter 2005 earnings release on April 28, 2005, at 10:00 a.m. EDT. The number to call for this interactive teleconference is (913) 981-5509. A replay of this conference call will be available until May 5, 2005, by dialing (719) 457-0820 and entering the passcode, 2847914.
    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.fulldisclosure.com on April 28, 2005, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through May 12, 2005.
    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended March 31, 2005, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                                                    Three Months Ended
                                                        March 31,
                                                   -------------------
                                                       (Unaudited)
                                                     2005       2004
                                                   --------   --------
Revenues                                           $153,143   $152,020
Cost of goods sold                                   81,160     82,254
                                                   --------   --------
  Gross profit                                       71,983     69,766
Selling, general and administrative expenses         32,339     34,207
                                                   --------   --------
  Operating profit                                   39,644     35,559
Interest income, net                                    518        127
                                                   --------   --------
Earnings before income taxes                         40,162     35,686
Income tax expense                                   14,298     13,918
                                                   --------   --------
  Net earnings                                      $25,864    $21,768
                                                   ========   ========
Basic earnings per share                              $0.75      $0.62
                                                   ========   ========
Diluted earnings per share                            $0.72      $0.57
                                                   ========   ========
Weighted average number of shares outstanding
  Basic                                              34,536     35,376
  Diluted                                            36,049     37,968


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                        March 31,
                                                   -------------------
                                                     2005       2004
                                                   --------   --------
                     ASSETS                            (Unaudited)

CURRENT ASSETS
Cash and cash equivalents                          $134,057    $90,239
Accounts receivable, net                             90,838     93,286
Inventories                                          55,494     56,727
Prepaid expenses and other                            2,955      1,988
Deferred taxes                                        2,816      2,863
                                                   --------   --------
  Total current assets                              286,160    245,103
PROPERTY, PLANT AND EQUIPMENT, NET                    8,480      8,466
OTHER ASSETS
Intangible assets                                     4,700      5,571
Deferred taxes                                        4,648         --
Other                                                 5,583      5,026
                                                   --------   --------
                                                     14,931     10,597
                                                   --------   --------
                                                   $309,571   $264,166
                                                   ========   ========

          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                                 $7,481   $     --
Trade accounts payable                               19,686     16,516
Accrued liabilities                                  28,107     32,314
                                                   --------   --------
  Total current liabilities                          55,274     48,830
OTHER LIABILITIES                                    13,163     15,359
DEFERRED TAXES                                           --      3,984
STOCKHOLDERS' EQUITY                                241,134    195,993
                                                   --------   --------
                                                   $309,571   $264,166
                                                   ========   ========

    CONTACT: K-Swiss Inc.
             George Powlick, 818-706-5100